Exhibit 99.1

Truist announces leadership appointments

Executive appointments enhance Truist’s leadership depth as the company sharpens its strategic priorities and invests for its next phase of growth

CHARLOTTE, N.C., Oct. 16, 2026 — Truist Financial Corporation (NYSE: TFC) today announced executive leadership appointments to complement the bank’s existing team as it focuses on its next phase of growth.

The appointments build on Truist’s strengths in consumer and small business banking and support the company’s continued focus on growing core deposits, deepening primary banking relationships and investing in the capabilities that serve clients.

“Truist has all the ingredients to become one of the top-performing banks in the country, and these executive appointments will help ensure we have the leadership depth, organization structure and accountability to execute with discipline,” said Mike Lyons, president and chief executive officer.

Leadership Appointments

D. Steve Boland will join Truist as vice chair, working across the company to help advance the bank’s strategic agenda and support execution of the highest-priority initiatives. Boland brings more than three decades of financial services experience to Truist. Prior to retiring from Bank of America in 2025, Boland was chief administrative officer of the company and was previously president of Retail Banking.

Shimna Sameer, who Truist previously announced would join to lead Truist Wealth, will become chief consumer banking officer. Prior to joining Truist, Sameer spent more than 20 years in key consumer banking, wealth management and private banking roles at Bank of America. She will lead Truist’s efforts to grow core deposits, deepen primary banking relationships and strengthen the client experience and capabilities that support them. Jeff Dunn, head of Truist Private Banking, Specialty Wealth & Institutional, and Bryan Cram, head of Truist Wealth Brokerage, will act as co-heads of Truist Wealth on an interim basis, reporting to Chief Wholesale Banking Officer Kristin Lesher.

Jeff Warner will join Truist as chief small business banking officer. Warner joins from PNC Financial Services Group, where he spent more than 25 years serving small business, corporate and public finance clients and leading large-scale operations teams. Most recently, Warner served as head of small business for PNC.

“We have tremendous strengths, including deep client relationships, an attractive branch footprint, talented teammates and businesses with significant potential. These leaders have demonstrated track records driving growth and operational excellence,” said Lyons.

Boland, Sameer and Warner will each report to Lyons.

Dontá Wilson, Truist’s chief consumer and small business banking officer, will be leaving the bank. Truist is grateful for Dontá’s leadership, how he has positioned the business and the many contributions he has made to the company and its communities.